Exhibit 99.1

Centric Brands Inc. Announces Inducement Equity Grant

NEW YORK – November 9, 2018 - Centric Brands Inc. (NASDAQ:CTRC) (the “Company”), a leading lifestyle brands collective, granted to Anurup Pruthi, as an inducement to accept his appointment as Chief Financial Officer of the Company, 600,000 restricted stock units (the “RSUs”) with respect to the Company’s common stock, $0.10 par value (“Common Stock”). The grant was made as an inducement award and was not granted under the Company’s 2016 Stock Incentive Compensation Plan (the “2016 Plan”), but is subject to the same terms and conditions as the 2016 Plan.

The RSUs shall vest in one-third increments on November 5, 2019, November 5, 2020 and November 5, 2021, subject in each case to Mr. Pruthi’s continued employment through the applicable vesting date; provided, if Mr. Pruthi’s employment is terminated by the Company without “cause” (and not due to his death or disability) or by him for “good reason” (each such term as defined in his employment agreement with the Company) then any unvested portion of the RSUs will accelerate and become fully vested on the date of termination. Any vested RSUs will be settled through the issuance of Common Stock promptly following the applicable vesting date; provided that in the event of the termination of Mr. Pruthi’s employment without cause or for good reason, the settlement will take place on the date that is thirty (30) days following the date of termination.

In the event of a change of control (as such term is defined in the 2016 Plan), any unvested portion of the RSUs shall accelerate and become fully vested on the date of such change of control.

The RSUs described above are being granted as a material inducement to Mr. Pruthi entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4), and are subject to the terms and conditions of the award agreement.

About Centric Brands:

Centric Brands (NASDAQ: CTRC) is a leading lifestyle brands collective, bringing together creative minds from the worlds of fashion and commerce, sourcing, technology, marketing and digital. We design, produce, manage and build kids’ wear and women’s and men’s accessories and apparel and distribute our products across all retail and digital channels in North America and in international markets. We also license over 100 brands across our core product categories including kids’, women’s and men’s accessories and apparel. Our company-owned brands are Hudson®, a designer and marketer of women's and men's premium, branded denim and apparel, Robert Graham®, a sophisticated, eclectic apparel and accessories brand seeking to inspire a global movement, and SWIMS®, a Scandinavian lifestyle brand best known for its range of fashion-forward, water-friendly footwear, apparel and accessories. We employ approximately 4,000 employees in offices in New York City, Greensboro, Los Angeles and Montreal, and in stores throughout North America. For more information, please visit Centric Brands’ website: www.centricbrands.com.

Contacts
Investor Relations
ICR - Tom Filandro/Caitlin Morahan
203-682-8200
CentricBrandsIR@icrinc.com

Media Relations
ICR - Jessica Liddell/Brittany Fraser
203-682-8200
CentricBrandsPR@icrinc.com